Exhibit 23.1

CONSENT OF INDEPENDENT REGISTRED PUBLIC ACCOUNTNG FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 24, 2023, relating to the financial statements of Interactive Brokers Group, Inc. and the effectiveness of Interactive Brokers Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Interactive Brokers Group, Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, New York
July 26, 2023